Exhibit 4.3

            Independent Certified Public Accountants' Consent

     We have issued our report dated December 13, 1995 on the statements of condition and related bond portfolios of Insured Municipals Income Trust and Investors' Quality Tax-Exempt Trust, Multi-Series 264 (IM-IT, IM-IT Intermediate, California IM-IT, Connecticut IM-IT, Georgia IM-IT, Michigan IM-IT, New York IM-IT Intermediate Laddered Maturity, Maryland Quality and Virginia Quality Trusts) as of December 13, 1995 contained in the Registration Statement on Form S-6 and in the Prospectus. We consent to the use of our report in the Registration Statement and in the Prospectus and to the use of our name as it appears under the caption "Other Matters-Independent Certified Public Accountants."


                                    Grant Thornton LLP

Chicago, Illinois
December 13, 1995